Exhibit 99.1

FOR IMMEDIATE RELEASE

(Unaudited. All amounts in Canadian dollars and presented in accordance with U.S. GAAP.)

Tim Hortons Inc. announces 2012 second quarter results

Strong EPS growth during quarter; new strategic initiatives announced

Financial & Sales Highlights

Performance	Q2 2012	Q2 2011	% Year-over-Year Change
Total revenues	$785.6	$702.8	11.8%
Operating income	$158.8	$143.2	10.9%
Effective tax rate	27.6%	29.4%
Net income attributable to THI	$108.1	$95.5	13.1%
Diluted earnings per share attributable to THI (“EPS”)	$0.69	$0.58	18.9%
Fully diluted shares	156.0	164.0	(4.9)%

(All numbers in millions, except EPS and effective tax rate. All numbers rounded.)

Same-Store Sales(1)	Q2 2012	Q2 2011
Canada	1.8%	3.8%
U.S.	4.9%	6.6%

(1)	Includes average same-store sales at Franchised and Company-operated locations open for 13 months or more. Substantially all of our restaurants are franchised.

Highlights

•	Same-store sales growth in Canada driven by average cheque gains with minimal pricing in a challenging macro-economic environment

•	Continued strong same-store sales performance in U.S. segment driven by combination of average cheque growth from pricing and product mix and slight transaction growth

•	Cold drink category experienced strong growth, supported by new product introductions and an unseasonably warm spring in several markets

•	Strong EPS growth benefited from positive net income increase, the positive impact of our share repurchase program, and the absence of a charge recorded in second quarter of 2011

•	Company announces entry into single-serve coffee market and launch of Panini sandwiches in Canadian market

•	New organizational structure and executive appointments made to support continued growth of all operating markets and to facilitate strategic execution

OAKVILLE, ON, Aug. 9, 2012 – Tim Hortons Inc. (TSX: THI, NYSE: THI) today announced results for the second quarter ended July 1st, 2012.

“We experienced strong earnings growth in the second quarter although same-store sales growth in Canada reflected a challenging macro-economic environment and minimal pricing in the system. We are confident about the strategic initiatives designed to grow our business and support our long-term objectives,” said Paul House, executive chairman, president and CEO.

Consolidated Results

All percentage increases and decreases represent year-over-year changes for the second quarter of 2012 compared to the second quarter of 2011, unless otherwise noted.

Systemwide sales(2) increased 6.0% on a constant currency basis in the second quarter of 2012. This growth resulted from new restaurant development in Canada and the U.S., and from continued same-store sales growth of 1.8% in Canada, and 4.9% in the U.S.

Our total revenues increased 11.8% to $785.6 million this quarter, compared to $702.8 million last year. Rents and royalties increased 7.3% compared to the second quarter last year, supported by systemwide sales growth. Our total revenues outpaced systemwide sales growth for the quarter, driven primarily by higher distribution sales and an increase in the number of restaurants consolidated as variable interest entities (“VIEs”).

Distribution sales grew 11.6% year-over-year, due to a higher number of system restaurants, continued same-store sales growth, and new products managed through our supply chain. Pricing and favourable product mix also contributed to our distribution sales growth, mostly due to higher underlying prices for coffee and other commodities. VIE sales were higher in the second quarter this year compared to 2011 due primarily to an increase in the number of non-owned restaurants in both Canada and the U.S. that were consolidated under accounting rules, and from same-store sales growth at existing consolidated restaurants.

Franchise fees grew 18.2% in the second quarter, mainly due to the combination of higher International restaurant openings and equipment sales, an increased number of U.S. sales, and a higher number of renovations during the quarter. These factors were partially offset by the recognition in 2011 of up-front fees associated with the Master License Agreement related to our international expansion.

Costs and expenses grew 12.0% during the quarter, with most of the growth due to an increase in cost of sales of 13.7%. This increase was driven mainly by higher distribution cost of sales and higher VIE cost of sales. The higher distribution cost of sales resulted from positive systemwide sales growth from existing and new products managed through our supply chain, and from higher underlying commodity costs and product mix.

We had a 12.2% increase in operating expenses during the second quarter compared to last year. The year-over-year increase was due primarily to additional properties in the system and higher percentage rent expense on certain properties. We experienced higher depreciation due to growth in the total number of properties in our system along with the depreciation impact of the expanded menu board program. Operating expenses also increased as a result of higher project-related and renovation expenses.

Franchise fee costs in the second quarter of 2012 were up 21.4%, due mainly to the combination of International openings and equipment sales, a higher number of U.S. sales, a higher number of renovations and higher support costs.

General and administrative expenses declined by 8.1% in the second quarter. This reduction was primarily due to a $6.3 million charge related to the Separation Agreement with our former CEO that was incurred in the second quarter of 2011, which also affected operating income and EPS. Higher salaries and benefits required to support the growth of the business, and the timing of professional fees, partially offset this decrease.

In the second quarter we had operating income of $158.8 million, an increase of 10.9% compared $143.2 million in the same period last year. Positive systemwide sales growth in both Canada and the U.S. contributed to higher rents and royalties and distribution income. Comparable results from 2011 also included a favourable temporary impact from the timing of coffee pricing and underlying costs in our supply chain.

Net income attributable to Tim Hortons Inc. in the second quarter was $108.1 million, growing 13.1% compared to $95.5 million last year. Higher operating income and a lower effective tax rate drove most of this increase, partially offset by higher net interest expense.

EPS rose 18.9% to $0.69, compared to $0.58 in the second quarter last year. Higher net income attributable to THI and the positive, cumulative impact of our share repurchase programs continued to contribute to our EPS performance. We had 4.9% fewer average fully diluted common shares outstanding in the second quarter compared to the same period last year.

Segmented Performance Commentary

Canada

Second quarter same-store sales increased 1.8% in the Canadian segment. Continued progress in increasing average cheque, due mainly to favourable product mix, drove our same-store sales growth, which had limited levels of previous pricing in the system. Our product mix continued to benefit from hot espresso and latte beverages, and new hot beverage cup sizing including the 24-ounce cup. Strength in our breakfast day part also contributed to our favourable product mix. Collectively, these factors more than offset the slight decline in same-store sales transactions. Systemwide transactions continued to increase as we added more restaurants to our system. Our cold beverage category benefited from an unseasonably warm spring in many markets, and from new product introductions and promotions.

Operating income in our Canadian segment was $164.6 million, an increase of 5.2% compared to $156.4 million in the second quarter last year. Systemwide growth led to higher rents and royalties and distribution income. We also experienced favourable product mix in distribution. These factors were partially offset by the temporary positive impact in the 2011 comparable quarter from the timing of coffee pricing and underlying costs in our supply chain.

During the quarter we opened 19 restaurants in Canada.

United States

Gains in average cheque from pricing and favourable product mix, and a slight increase in same-store transactions, helped our U.S. segment continue its momentum with strong same-store sales growth of 4.9% during the second quarter. Our hot Panini sandwiches, in addition to specialty bagels and espresso-based beverages, contributed to an increase in average cheque. Our cold beverage platform also performed well.

In the U.S. segment we had operating income of $5.6 million, up from $4.0 million last year. The improvement resulted primarily from higher rents and royalties and distribution income. Results include a $0.7 million benefit associated primarily with the reversal of previously accrued closure costs following the conclusion of closure activities related to the New England markets. In addition, we had higher franchise fee income due to a higher number of restaurant sales. Higher relief relating primarily to restaurants open for less than 13 months, and higher general and administrative costs, partially offset operating income growth for the quarter.

This past quarter we opened 15 restaurants in the U.S., including 9 self-serve kiosks.

The economic environment in both Canada and the U.S. remained volatile, and continued uncertainty appears to be impacting consumer confidence. This theme was echoed by many in the restaurant sector last quarter and into July, and likely had a moderating effect on rates of same-store sales growth in the industry. We noticed some of that impact of moderating sales in the second quarter which carried through into July.

Significant Developments & Initiatives

New organizational structure implemented and executive management appointments made to support continued growth of all operating markets and to facilitate strategic execution

Tim Hortons has announced a new organizational structure to position the Company for future growth as part of strategic planning work initiated in the fourth quarter of 2011.

Since the Initial Public Offering in 2006, the Company has added more than 1,000 restaurants and grown annualized total revenues by approximately $900 million, while we have also entered new markets. We expect the new structure to further enable strategic execution as we continue to grow our business across all of our markets, to streamline decision-making, and to improve efficiencies.

The new structure includes a strong Corporate Centre and new Business Unit design. New executive appointments and accountabilities have been implemented as part of this change. The following changes are effective immediately.

A Business Unit organizational structure has been established with accountability for all of our operating businesses. The Canadian business has developed significant scale, and we have important strategic initiatives in place designed to support future growth in this market. At the same time, our U.S. business, which is a key future growth engine for the Company, has become more established and has also grown in scale. We are also seeding growth internationally. The new structure facilitates strategy execution and decision-making across our operating businesses.

David Clanachan has been appointed Chief Operating Officer of Tim Hortons Inc., with executive accountability for all of our operating businesses, including Canada, the U.S. and International.

Roland Walton has been appointed President, Tim Hortons Canada, with accountability for the Canadian business.

Mike Meilleur has been appointed Executive Vice-President, Tim Hortons U.S., with accountability for the U.S. business. Mr. Meilleur has also been appointed as an executive officer of the Company.

Stephen Johnston, Senior-Vice-President, Development, will report to David Clanachan in the new structure.

Broader functional accountabilities will be embedded within the business units designed to align resources and accountabilities to drive success.

In the new organizational structure, a strong Corporate Centre has also been established to provide centres of excellence, central accountability and governance over key enterprise and control activities.

Cynthia Devine, in addition to her role as Chief Financial Officer and head of Manufacturing, has been appointed with executive accountability for the Supply Chain strategy and operations. John Hemeon, Executive Vice-President, Supply Chain, will report directly to Cynthia.

Bill Moir will remain Chief Brand and Marketing Officer. Mr. Moir has dedicated more than two decades of service to the Company in building the brand. Mr. Moir has entered into a two-year employment agreement in which he will remain Chief Brand and Marketing Officer, until a new successor has been identified over time and accountabilities transitioned.

Brigid Pelino, Executive Vice-President, Human Resources, and Jill Aebker, Executive Vice-President, General Counsel, and Corporate Secretary, will continue to lead their respective functions as part of the executive group.

The Company plans to conduct an alignment review of our organizational structure design following the announcement of our new executive-level structure. We anticipate that a restructuring charge will be taken following the completion of this review and expect that future efficiencies will result. It is not known at this time the extent or magnitude of this potential charge or potential efficiencies until the review is completed, which is expected to be during the second half of 2012.

“We have experienced tremendous growth as an organization and I have great confidence in our future. Our new organizational structure is designed to help us keep pace with the growth we have experienced while I believe also positioning us for future success,” said Paul House, executive chairman, president and CEO.

The Board has announced it is also continuing with an external search for the position of president and CEO to lead the entire team under the new organizational structure.

Tim Hortons enters single-serve, on-demand North American coffee market

Tim Hortons has reached a North American-wide agreement with Kraft Foods to enter the single-serve, on-demand coffee market, leveraging Tim Hortons premium coffee and Kraft’s TASSIMO® system. Under the terms of the agreement, Tim Hortons premium-blend coffee, decaf coffee, and lattes, in a single-serve format, will be sold in Tim Hortons restaurants in Canada and the U.S., and online, using the TASSIMO T DISC on-demand beverage platform.

The single-serve coffee market is still relatively small compared to the overall coffee and hot beverage category, but is experiencing triple-digit growth in North America. According to the Coffee Association of Canada, in 2011 close to 75% of coffee cups in Canada were consumed at home. According to Kraft, there are approximately 950,000 TASSIMO on-demand beverage systems installed in Canada, and TASSIMO operates in 20 countries. Tim Hortons and Kraft are planning to launch the new Tim Hortons single-serve T DISCs in time for the 2012 holiday season.

Operational initiatives focused on growth

Our ‘More than a Great Brand’ strategic plan is designed to drive growth over the life of the plan through a range of strategies and initiatives. We have installed free Wi-Fi internet access at approximately 1,100 of our Canadian restaurants, and completed implementation of our digital menu board program inside approximately 60% of our restaurants. When our Wi-Fi installation is completed, Tim Hortons will offer the largest free Internet network in Canada. We have also broadened our roll-out of a grilling platform to our Canadian restaurants in preparation for a national launch of Panini sandwiches. The Panini platform is expected to be in place nationally by the end of 2012. We also continue to implement the first stages of drive-thru double order stations as part of our capacity-building efforts.

Board declares dividend payment of $0.21 per common share

A quarterly dividend of $0.21 per common share has been declared by the Board of Directors, payable on September 5th, 2012 to shareholders of record as of August 20th, 2012. Dividends are declared and paid in Canadian dollars to all shareholders with Canadian resident addresses. For U.S. resident shareholders, dividends paid will be converted to U.S. dollars based on prevailing exchange rates at the time of conversion by Tim Hortons for registered shareholders and by Clearing and Depository Services Inc. for beneficial shareholders.

Tim Hortons conference call today at 2:30 p.m. (EDT) Thursday, August 9th, 2012

Tim Hortons will host a conference call today to discuss the first quarter results, scheduled to begin at 2:30 p.m. (EDT). The dial-in number is (416) 641-6712 or (800) 785-6502. No access code is required. A simultaneous web cast of the call, including presentation material, will be available at www.timhortons-invest.com. A replay of the call will be available until August 2013 and can be accessed at (416) 626-4100 or (800) 558-5253. The call replay reservation number is 21600475. The call and presentation material will also be archived for a period of one year in the Events and Presentations section.

Safe Harbor Statement

Certain information in this news release, particularly information regarding future economic performance, finances, and plans, expectations and objectives of management, and other information, constitutes forward-looking information within the meaning of Canadian securities laws and forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We refer to all of these as forward-looking statements. Various factors including competition in the quick service segment of the food service industry, general economic conditions and others described as "risk factors" in the Company's 2011 Annual Report on Form 10-K filed February 28th, 2012, and our Quarterly Report on Form 10-Q expected to be filed today with the U.S. Securities and Exchange Commission and Canadian Securities Administrators, could affect the Company's actual results and cause such results to differ materially from those expressed in forward-looking statements. As such, readers are cautioned not to place undue reliance on forward-looking statements contained in this news release, which speak only as to management’s expectations as of the date hereof. Forward-looking statements are based on a number of assumptions which may prove to be incorrect, including, but not limited to, assumptions about: the absence of an adverse event or condition that damages our strong brand position and reputation; the absence of a material increase in competition within the quick service restaurant segment of the food service industry; cost and availability of commodities; continuing positive working relationships with the majority of the Company’s restaurant owners; the absence of any material adverse effects arising as a result of litigation; there being no significant change in the Company’s ability to comply with current or future regulatory requirements; and general worldwide economic conditions.

We are presenting this information for the purpose of informing you of management’s current expectations regarding these matters, and this information may not be appropriate for any other purpose. We assume no obligation to update or alter any forward-looking statements after they are made, whether as a result of new information, future events, or otherwise, except as required by applicable law. Please review the Company's Safe Harbor Statement at www.timhortons.com/en/about/safeharbor.html.

(2) Total systemwide sales growth includes restaurant level sales at both Company and Franchised restaurants. Approximately 99.5% of our consolidated system is franchised as at July 1st, 2012. Systemwide sales growth is determined using a constant exchange rate where noted, to exclude the effects of foreign currency translation. U.S. dollar sales are converted to Canadian dollar amounts using the average exchange rate of the base year for the period covered. For the second quarter of 2012, systemwide sales on a constant currency basis increased 6.0% compared to the second quarter of 2011. Systemwide sales are important to understanding our business performance as they impact our franchise royalties and rental income, as well as our distribution income. Changes in systemwide sales are driven by changes in average same-store sales and changes in the number of systemwide restaurants, and are ultimately driven by consumer demand.

We believe systemwide sales and same-store sales growth provide meaningful information to investors regarding the size of our system, the overall health and financial performance of the system, and the strength of our brand and restaurant owner base, which ultimately impacts our consolidated and segmented financial performance. Franchised restaurant sales are not generally included in our Condensed Consolidated Financial Statements (except for certain non-owned restaurants consolidated in accordance with applicable accounting rules). The amount of systemwide sales impacts our rental and royalties revenues, as well as distribution revenues.

Tim Hortons Inc. Overview

Tim Hortons is one of the largest publicly-traded restaurant chains in North America based on market capitalization, and the largest in Canada. Operating in the quick service segment of the restaurant industry, Tim Hortons appeals to a broad range of consumer tastes, with a menu that includes premium coffee, espresso-based hot and cold specialty drinks including lattes, cappuccinos and espresso shots, specialty teas, fruit smoothies, home-style soups, fresh Panini and classic sandwiches, wraps, hot breakfast sandwiches and fresh baked goods, including our trademark donuts. As of July 1st, 2012, Tim Hortons had 4,071 systemwide restaurants, including 3,326 in Canada, 734 in the United States and 11 in the Gulf Cooperation Council. More information about the Company is available at www.timhortons.com.

For Further information:

Investors: Scott Bonikowsky, (905) 339-6186 or investor_relations@timhortons.com

Media: David Morelli, (905) 339-6277 or morelli_david@timhortons.com

TIM HORTONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands of Canadian dollars, except per share data)

	(Unaudited)

	Second quarter ended
	July 1, 2012	July 3, 2011	$ Change	% Change
REVENUES
Sales	$563,772	$498,058	$65,714	13.2%
Franchise revenues
Rents and royalties	198,973	185,389	13,584	7.3%
Franchise fees	22,836	19,313	3,523	18.2%

	221,809	204,702	17,107	8.4%

TOTAL REVENUES	785,581	702,760	82,821	11.8%

COSTS AND EXPENSES
Cost of sales	493,300	434,051	59,249	13.7%
Operating expenses	73,068	65,102	7,966	12.2%
Franchise fee costs	24,794	20,419	4,375	21.4%
General and administrative expenses	40,395	43,969	(3,574)	(8.1%)
Equity (income)	(3,859)	(3,820)	(39)	1.0%
Other (income) expense, net	(956)	(179)	(777)	n/m

TOTAL COSTS AND EXPENSES, NET	626,742	559,542	67,200	12.0%

OPERATING INCOME	158,839	143,218	15,621	10.9%
Interest (expense)	(8,650)	(7,427)	(1,223)	16.5%
Interest income	723	851	(128)	(15.0%)

INCOME BEFORE INCOME TAXES	150,912	136,642	14,270	10.4%
Income taxes	41,675	40,202	1,473	3.7%

Net Income	109,237	96,440	12,797	13.3%
Net income attributable to noncontrolling interests	1,170	891	279	31.3%

NET INCOME ATTRIBUTABLE TO TIM HORTONS INC.	$108,067	$95,549	$12,518	13.1%

Basic earnings per common share attributable to Tim Hortons Inc.	$0.70	$0.58	$0.12	19.0%

Diluted earnings per common share attributable to Tim Hortons Inc.	$0.69	$0.58	$0.11	18.9%

Weighted average number of common shares outstanding (in thousands)—Basic	155,351	163,448	(8,097)	(5.0%)

Weighted average number of common shares outstanding (in thousands)—Diluted	155,995	163,961	(7,966)	(4.9%)

Dividends per common share	$0.21	$0.17	$0.04

n/m — not meaningful

(all numbers rounded)

TIM HORTONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands of Canadian dollars, except per share data)

(Unaudited)

	Year-to-date period ended
	July 1, 2012	July 3, 2011	$ Change	% Change
REVENUES
Sales	$1,087,074	$952,535	$134,539	14.1%
Franchise revenues
Rents and royalties	379,159	353,219	25,940	7.3%
Franchise fees	40,632	40,493	139	0.3%

	419,791	393,712	26,079	6.6%

TOTAL REVENUES	1,506,865	1,346,247	160,618	11.9%

COSTS AND EXPENSES
Cost of sales	958,725	836,383	122,342	14.6%
Operating expenses	139,784	127,256	12,528	9.8%
Franchise fee costs	45,076	41,736	3,340	8.0%
General and administrative expenses	80,522	83,965	(3,443)	(4.1%)
Equity (income)	(7,105)	(6,933)	(172)	2.5%
Other (income) expense, net	(599)	19	(618)	n/m

TOTAL COSTS AND EXPENSES, NET	1,216,403	1,082,426	133,977	12.4%

OPERATING INCOME	290,462	263,821	26,641	10.1%
Interest (expense)	(16,548)	(14,803)	(1,745)	11.8%
Interest income	1,434	2,527	(1,093)	(43.3%)

INCOME BEFORE INCOME TAXES	275,348	251,545	23,803	9.5%
Income taxes	76,132	73,691	2,441	3.3%

Net Income	199,216	177,854	21,362	12.0%
Net income attributable to noncontrolling interests	2,370	1,626	744	45.8%

NET INCOME ATTRIBUTABLE TO TIM HORTONS INC.	$196,846	$176,228	$20,618	11.7%

Basic earnings per common share attributable to Tim Hortons Inc.	$1.27	$1.06	$0.21	18.9%

Diluted earnings per common share attributable to Tim Hortons Inc.	$1.26	$1.06	$0.20	18.7%

Weighted average number of common shares outstanding (in thousands)—Basic	155,589	165,555	(9,966)	(6.0%)

Weighted average number of common shares outstanding (in thousands)—Diluted	156,207	166,014	(9,807)	(5.9%)

Dividends per common share	$0.42	$0.34	$0.08

n/m — not meaningful

(all numbers rounded)

TIM HORTONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

(in thousands of Canadian dollars)

	As at
	July 1, 2012	January 1, 2012
	(Unaudited)
ASSETS

Current assets
Cash and cash equivalents	$57,733	$126,497
Restricted cash and cash equivalents	87,292	130,613
Accounts receivable, net	200,665	173,667
Notes receivable, net	7,990	10,144
Deferred income taxes	8,142	5,281
Inventories and other, net	130,550	136,999
Advertising fund restricted assets	29,325	37,765

Total current assets	521,697	620,966

Property and equipment, net	1,480,954	1,463,765

Intangible assets, net	4,060	4,544

Notes receivable, net	2,162	3,157

Deferred income taxes	12,820	12,197

Equity investments	42,765	43,014

Other assets	70,607	56,307

Total assets	$2,135,065	$2,203,950

TIM HORTONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

(in thousands of Canadian dollars, except share and per share data)

	As at
	July 1, 2012	January 1, 2012
	(Unaudited)
LIABILITIES AND EQUITY

Current liabilities
Accounts payable	$151,919	$177,918
Accrued liabilities
Salaries and wages	14,599	23,531
Taxes	17,787	26,465
Other	137,311	179,315
Advertising fund liabilities	78,103	59,420
Current portion of long-term obligations	10,572	10,001

Total current liabilities	410,291	476,650

Long-term obligations
Long-term debt	354,559	352,426
Capital leases	97,538	94,863
Deferred income taxes	4,738	4,608
Other long-term liabilities	120,796	120,970

Total long-term obligations	577,631	572,867

Equity
Equity of Tim Hortons Inc.
Common shares
$2.84 stated value per share, Authorized: unlimited shares, Issued: 155,188,401 and 157,814,980 shares, respectively	440,099	447,558
Common shares held in trust, at cost: 370,650 and 277,189 shares, respectively	(15,605)	(10,136)
Contributed surplus	11,147	6,375
Retained earnings	839,103	836,968
Accumulated other comprehensive loss	(130,097)	(128,217)

Total equity of Tim Hortons Inc.	1,144,647	1,152,548
Noncontrolling interests	2,496	1,885

Total equity	1,147,143	1,154,433

Total liabilities and equity	$2,135,065	$2,203,950

TIM HORTONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands of Canadian dollars)

	Year-to-date Period Ended
	July 1, 2012	July 3, 2011
	(Unaudited)
CASH FLOWS PROVIDED FROM (USED IN) OPERATING ACTIVITIES
Net income	$199,216	$177,854
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation and amortization	61,637	56,564
Stock-based compensation expense	11,869	11,162
Deferred income taxes	(2,081)	(2,695)
Changes in operating assets and liabilities
Restricted cash and cash equivalents	43,290	(5,886)
Accounts receivable	(32,425)	(77,506)
Inventories and other	7,285	(37,996)
Accounts payable and accrued liabilities	(64,156)	(64,038)
Taxes	(8,674)	(32,902)
Other, net	390	1,711

Net cash provided from operating activities	216,351	26,268

CASH FLOWS (USED IN) PROVIDED FROM INVESTING ACTIVITIES
Capital expenditures (including Advertising Fund)	(97,458)	(63,414)
Proceeds from sale of restricted investments	0	38,000
Other investing activities	(8,710)	(13,467)

Net cash (used in) investing activities	(106,168)	(38,881)

CASH FLOWS (USED IN) PROVIDED FROM FINANCING ACTIVITIES
Repurchase of common shares	(136,509)	(401,917)
Dividend payments to common shareholders	(65,661)	(56,122)
Other financing activities (including Advertising Fund)	23,445	(5,951)

Net cash (used in) financing activities	(178,725)	(463,990)

Effect of exchange rate changes on cash	(222)	(1,574)

(Decrease) in cash and cash equivalents	(68,764)	(478,177)
Cash and cash equivalents at beginning of period	126,497	574,354

Cash and cash equivalents at end of period	$57,733	$96,177

TIM HORTONS INC. AND SUBSIDIARIES

SEGMENT REPORTING

(in thousands of Canadian dollars)

	Second quarter ended
	July 1, 2012	July 3, 2011
	(Unaudited)
REVENUES (1)
Canada	$655,849	$598,858
U.S.	43,217	36,072

Total reportable segments	699,066	634,930
Variable Interest Entities	86,515	67,830

Total	$785,581	$702,760

OPERATING INCOME
Canada	$164,563	$156,428
U.S.	5,617	4,008

Total reportable segments	170,180	160,436
Variable Interest Entities	1,772	1,149
Corporate charges (2)	(13,113)	(18,367)

Consolidated operating income	158,839	143,218
Interest, net	(7,927)	(6,576)

Income before income taxes	$150,912	$136,642

(1)	There are no inter-segment revenues included in the table above

(2)	Corporate charges include certain overhead costs which are not allocated to individual business segments, the impact of certain foreign currency exchange gains and losses, and the net operating results from the Company’s Gulf Corporation Council, Republic of Ireland and United Kingdom international operations, which continue to be managed corporately.

	Second quarter ended
	July 1, 2012	July 3. 2011	$ Change	% Change
	(Unaudited)
Sales is comprised of:
Distribution sales	$471,274	$422,471	$48,803	11.6%
Company-operated restaurant sales	7,039	7,915	(876)	(11.1)%
Sales from Variable Interest Entities	85,459	67,672	17,787	26.3%

Total Sales	$563,772	$498,058	$65,714	13.2%

	Second quarter ended
	July 1, 2012	July 3. 2011	$ Change	% Change
	(Unaudited)
Cost of sales is comprised of:
Distribution cost of sales	$410,624	$367,577	$43,047	11.7%
Company-operated restaurant cost of sales	7,697	7,544	153	2.0%
Cost of sales from Variable Interest Entities	74,979	58,930	16,049	27.2%

Total Cost of sales	$493,300	$434,051	$59,249	13.7%

TIM HORTONS INC. AND SUBSIDIARIES

SEGMENT REPORTING

(in thousands of Canadian dollars)

	Year-to-date period ended
	July 1, 2012	July 3, 2011
	(Unaudited)
REVENUES (1)
Canada	$1,260,103	$1,146,231
U.S.	81,746	71,531

Total reportable segments	1,341,849	1,217,762
Variable Interest Entities	165,016	128,485

Total	$1,506,865	$1,346,247

OPERATING INCOME
Canada	$305,050	$287,957
U.S.	8,827	6,619

Total reportable segments	313,877	294,576
Variable Interest Entities	3,300	2,039
Corporate charges (2)	(26,715)	(32,794)

Consolidated operating income	290,462	263,821
Interest, net	(15,114)	(12,276)

Income before income taxes	$275,348	$251,545

(1)	There are no inter-segment revenues included in the table above
(2)

Corporate charges include certain overhead costs which are not allocated to individual business segments, the impact of certain foreign currency exchange gains and losses, and the net operating results from the Company’s Gulf Corporation Council, Republic of Ireland and United Kingdom international operations, which continue to be managed corporately.

	Year-to-date period ended
	July 1, 2012	July 3, 2011	$ Change	% Change
	(Unaudited)
Sales is comprised of:
Distribution sales	$911,002	$812,304	$98,698	12.2%
Company-operated restaurant sales	12,599	12,089	510	4.2%
Sales from Variable Interest Entities	163,473	128,142	35,331	27.6%

Total Sales	$1,087,074	$952,535	$134,539	14.1%

	Year-to-date period ended
	July 1, 2012	July 3, 2011	$ Change	% Change
	(Unaudited)
Cost of sales is comprised of:
Distribution cost of sales	$801,077	$711,897	$89,180	12.5%
Company-operated restaurant cost of sales	13,777	12,033	1,744	14.5%
Cost of sales from Variable Interest Entities	143,871	112,453	31,418	27.9%

Total Cost of sales	$958,725	$836,383	$122,342	14.6%

TIM HORTONS INC. AND SUBSIDIARIES

SYSTEMWIDE RESTAURANT COUNT

	As at July 1, 2012	As at January 1, 2012	Increase (Decrease) From Year End	As at July 3, 2011	Increase/ (Decrease) From Prior Year

Canada
Company-operated	11	10	1	16	(5)
Franchised—standard and non-standard	3,200	3,166	34	3,059	141
Franchised—self-serve kiosks	115	119	(4)	114	1

Total	3,326	3,295	31	3,189	137
% Franchised	99.7%	99.7%		99.5%
U.S.
Company-operated	10	8	2	6	4
Franchised—standard and non-standard	551	542	9	486	65
Franchised—self-serve kiosks	173	164	9	130	43

Total	734	714	20	622	112
% Franchised	98.6%	98.9%		99.0%
International
Franchised—standard and non-standard	11	5	6	0	11

Total	11	5	6	0	11
% Franchised	100.0%	100.0%		n/a
Total system
Company-operated	21	18	3	22	(1)
Franchised—standard and non-standard	3,762	3,713	49	3,545	217
Franchised—self-serve kiosks	288	283	5	244	44

Total	4,071	4,014	57	3,811	260

% Franchised	99.5%	99.6%		99.4%

TIM HORTONS INC. AND SUBSIDIARIES
Income Statement Definitions

Sales	Primarily includes sales of products, supplies and restaurant equipment (except for initial equipment packages sold to restaurant owners as part of the establishment of their restaurant’s business—see “Franchise Fees”) that are shipped directly from our warehouses or by third party distributors to the restaurants or retailers for which we manage the supply chain logistics, which we include in distribution sales. Sales also include sales from Company-operated restaurants and sales from certain non-owned restaurants that are consolidated as Variable Interest Entities (“VIEs”).

Rents and royalties	Includes royalties and rental revenues paid to us by restaurant owners, net of relief, and certain advertising levies associated with our Canadian Advertising Fund.

Franchise fees	Includes the revenue from initial equipment packages, as well as fees for various costs and expenses related to establishing a restaurant owner’s business. Franchisee fees for U.S. restaurant owners that had participated in our franchise incentive program (“FIP”) are subject to certain revenue recognition criteria. Also included are revenues related to master license agreements.

Cost of sales	Includes costs associated with our distribution business, including cost of goods sold, direct labour and depreciation, as well as the cost of goods delivered by third-party distributors to the restaurants for which we manage the supply chain logistics, and for canned coffee sold through grocery stores. Cost of sales also includes food, paper and labour costs for Company-operated restaurants and certain non-owned restaurants that we consolidate as VIEs.

Operating Expenses	Includes rent expense related to properties leased to restaurant owners and other property-related costs (including depreciation). Also included are certain operating expenses related to our distribution business such as order entry system connectivity costs and utilities.

Franchise fee costs	Includes cost of equipment sold to restaurant owners as part of the commencement of their restaurant business, as well as training and other costs necessary to facilitate a successful restaurant opening. Franchisee fee costs for U.S. restaurant owners that had participated in our FIP are subject to certain revenue recognition criteria.

General and administrative	Includes costs that cannot be directly related to generating revenue, including expenses associated with our corporate and administrative functions, and depreciation of head office buildings and office equipment, and the majority of our information technology systems.

Equity (income)	Includes income from equity investments in partnerships and joint ventures and other minority investments over which we exercise significant influence, excluding joint ventures that we are required to consolidate. Equity income from these investments is considered to be an integrated part of our business operations and is, therefore, included in operating income. Income amounts are shown as reductions to total costs and expenses.

Other (Income) expense, net	Includes expenses (income) that are not directly derived from the Company’s primary businesses. Items include foreign currency adjustments, gains and losses on asset sales, and other asset write-offs.

Noncontrolling interests	Relates to the consolidation of certain non-owned restaurants that are consolidated as VIEs.